UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 9, 2008

VioQuest Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-16686	58-1486040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 Mt. Airy Road, Suite 102
Basking Ridge, NJ 07920
(Address of principal executive offices)

(908) 766-4400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 9, 2008, VioQuest Pharmaceuticals, Inc. (the “Company”) entered into separate subscription agreements (the “Subscription Agreement”) with several purchasers (the “Purchasers”) pursuant to which the Company issued and sold to the Purchasers an aggregate of 2,194.5 shares (the “Series A Shares”) of the Company’s newly-designated Series A Convertible Preferred Stock (the “Series A Stock”) at a price of $1,000 per share, resulting in gross proceeds to the Company of $2,194,500 before deducting commissions and other expenses. In addition to the Series A Shares, the Company also issued to the Purchasers five-year warrants to purchase an aggregate of 18,287,500 shares of the Company’s common stock at an exercise price of $0.10 per share (the “Warrants”).

The Subscription Agreements provide that the Company will file within 45 days of the final closing of the offering of the Series A Shares, a registration statement under the Securities Act covering the resale of the shares of common stock issuable upon conversion of the Series A Shares and exercise of the Warrants. The Company further agreed to cause such registration statement to be declared effective by the Commission within 120 days following the final closing. In the event the Company fails to meet such 45-day or 120-day deadlines, it is required to pay to each investor a cash penalty of 1% of the amount of such investor’s investment for each monthly period (or portion thereof) in which the Company is not in compliance with its registration obligations, but, notwithstanding anything to the contrary in the Subscription Agreements, in no event shall the amount of compensatory payments payable by the Company exceed 10% of the amount of such investor’s investment.

On April 9, 2008 the Company also entered into separate securities exchange agreements (the “Securities Exchange Agreement”) with five investors (the “Initial Investors”) that purchased the Company’s Series A Stock and warrants on March 14, 2008, as previously reported by the Company in its Form 8-K filed on March 20, 2008. Pursuant to the terms of the Securities Exchange Agreements, the Initial Investors exchanged 765 shares of Series A Stock for an equal number of shares of Series A Stock with the same economic terms as the Series A Stock sold to the Purchasers on April 9, 2008. In addition, the Initial Investors exchanged their warrants to purchase 3,825,000 shares of the Company’s common stock at an exercise price of $0.13 per share for warrants with the same terms as the Warrants issued to the Purchasers. The Initial Investors received warrants to purchase an aggregate of 6,375,000 shares of the Company’s common stock at an exercise price of $0.10 per share.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosures under Item 1.01 of this report are incorporated by reference.

The Series A Shares and Warrants were sold to 31 investors, each of which the Company reasonably believes is an “accredited investor,” as defined under Rule 501(a) of the Securities Act of 1933, and no means of general solicitation or advertising was used in connection with the offering. Accordingly, the Company relied on the exemptions from the registration requirements of the Securities Act provided by Section 4(2) and Rule 506.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On April 11, 2008, Edward C. Bradley, M.D., the Company’s Chief Scientific Officer, resigned from his part-time position with the Company. Effective April 14, 2008, the Company appointed Vernon Alvarez, Ph.D., as its Vice President of Research and Development. Dr. Alvarez’s employment with the Company is governed by the terms of a letter agreement dated April 14, 2008 and provides for an initial base salary of $225,000. Pursuant to the letter agreement, Dr. Alvarez also received an option to purchase 400,000 shares of the Company’s common stock. The option will vest in three equal annual installments, commencing in April 2009 and will be exercisable at a price per share equal to $0.10. The option was issued pursuant to the Company’s 2003 Stock Option Plan and will be exercisable by Dr. Alvarez as long as he remains employed by the Company.

Since February 2008, Dr. Alvarez has served as a consultant to the Company. Prior to that, Dr. Alvarez was a consultant from July 2007 to February 2008 for Cytogen Corp. From March 2001 to June 2006, Dr. Alvarez was the Vice President of Research and Development for TransMolecular, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VioQuest Pharmaceuticals, Inc.

Date: April 15, 2008	By:	/s/ Brian Lenz
Brian Lenz
Chief Financial Officer